UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 13D/A
Under the Securities Exchange Act of 1934
(Amendment No. 15)1
NACCO Industries, Inc.

(Name of Issuer)
Class A Common Stock, par value $1.00 per share

(Title of Class of Securities)
629579 1 03

(CUSIP Number)
Alfred M. Rankin, Jr.
5875 Landerbrook Drive
Cleveland, Ohio 44124-4017
(216) 449-9600

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
February 2008

(Date of Event Which Requires Filing of This Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐
Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.
(Continued on following pages)
(Page 1 of 28 Pages)
      1 The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
     The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	629579 10 3	Schedule 13D/A	Page	2	of	28 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Alfred M. Rankin, Jr.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO -- See Item 3.

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		156,623

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		630,899

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		156,623

WITH	10	SHARED DISPOSITIVE POWER

		630,899

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	787,522

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	11.8%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	3	of	28 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Thomas T. Rankin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO -- See Item 3.

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		52,721

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		456,872

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		52,721

WITH	10	SHARED DISPOSITIVE POWER

		456,872

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	509,593

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	7.7%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	4	of	28 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Claiborne R. Rankin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO -- See Item 3.

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		29,759

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		468,187

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		29,759

WITH	10	SHARED DISPOSITIVE POWER

		468,187

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	497,946

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	7.5%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 03	Schedule 13D/A	Page	5	of	28 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Roger F. Rankin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO - See Item 3

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		75,210

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		450,587

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		75,210

WITH	10	SHARED DISPOSITIVE POWER

		450,587

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	525,797

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	7.9%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	6	of	28 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) John C. Butler, Jr.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO - See Item 3

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		14,047

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		38,599

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		14,047

WITH	10	SHARED DISPOSITIVE POWER

		376,894

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	390,941

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.9%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

6

CUSIP No.	629579 10 3	Schedule 13D/A	Page	7	of	28 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Matthew M. Rankin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO - See Item 3

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		500

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,487

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		500

WITH	10	SHARED DISPOSITIVE POWER

		348,782

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	349,282

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.2%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	8	of	28 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) James T. Rankin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO - See Item 3

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		14,920

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		82

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		14,920

WITH	10	SHARED DISPOSITIVE POWER

		338,377

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	353,297

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.3%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	9	of	28 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Alison A. Rankin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO - See Item 3

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		7,020

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		75,210

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		7,020

WITH	10	SHARED DISPOSITIVE POWER

		518,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	525,797

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	7.9%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	10	of	28 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Victoire G. Rankin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO -- See Item 3.

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		20,443

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		323,512

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		20,443

WITH	10	SHARED DISPOSITIVE POWER

		767,079

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	787,522

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	11.8%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	11	of	28 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Corbin K. Rankin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO -- See Item 3.

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		3,059

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		62,967

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		3,059

WITH	10	SHARED DISPOSITIVE POWER

		506,534

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	509,593

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	7.7%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	12	of	28 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Chloe O. Rankin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO - See Item 3

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		4,654

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		49,725

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		4,654

WITH	10	SHARED DISPOSITIVE POWER

		493,292

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	497,946

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	7.5%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	13	of	28 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) David B. Williams

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO - See Item 3

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		1,534

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,292

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,534

WITH	10	SHARED DISPOSITIVE POWER

		378,587

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	380,121

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.7%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	14	of	28 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Clara Rankin Williams

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO - See Item 3

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		1,693

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,133

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,693

WITH	10	SHARED DISPOSITIVE POWER

		378,428

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	380,121

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.7%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	15	of	28 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Scott Seelbach

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO - See Item 3

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		159

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,152

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		159

WITH	10	SHARED DISPOSITIVE POWER

		348,447

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	348,606

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.2%

14	TYPE OF REPORTING PERSON*

	IN

CUSIP No.	629579 10 3	Schedule 13D/A	Page	16	of	28 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Elizabeth B. Rankin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO - See Item 3

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		159

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,828

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		159

WITH	10	SHARED DISPOSITIVE POWER

		349,123

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	349,282

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.2%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	17	of	28 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Claiborne R. Rankin, Jr.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO -- See Item 3.

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,964

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		343,259

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	343,259

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.2%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	18	of	28 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Helen R. Butler

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO -- See Item 3.

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		52,646

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		390,941

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	390,941

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.9%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	19	of	28 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Julia L. Rankin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO -- See Item 3.

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		5,009

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		343,304

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	343,304

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.2%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	20	of	28 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Thomas Parker Rankin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO -- See Item 3.

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		3,559

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		3,559

WITH	10	SHARED DISPOSITIVE POWER

		338,295

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	341,854

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.1%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 629579 10 3	Schedule 13D/A	Page 21 of 28 Pages
     This Amendment No. 15 to Schedule 13D (this “Amendment No. 15”) is hereby filed to update and supplement certain information with respect to the shares of Class A Common Stock (the “Class A Common”) of NACCO Industries, Inc. (the “Company”) held by Rankin Associates II, L.P., a Delaware limited partnership (the “Partnership”) that appeared in the Schedule 13D on February 18, 1998 (the “Initial Filing”), as amended on March 30, 1998 (the “Amendment No. 1”), as amended on April 20, 1998 (the “Amendment No. 2”), as amended on January 11, 1999 (the “Amendment No. 3”), as amended on May 28, 1999 (the “Amendment No. 4”), as amended on November 13, 2000 (the “Amendment No. 5”), as amended on February 14, 2001 (the “Amendment No. 6”), as amended on January 10, 2002 (the "Amendment No. 7”), as amended on October 31, 2002 (the “Amendment No. 8”), as amended on January 9, 2003 (the “Amendment No. 9”), as amended on April 28, 2003 (the “Amendment No. 10”), as amended on February 17, 2004 (the “Amendment No. 11”), as amended on February 15, 2005 (the "Amendment No. 12”), as amended on February 14, 2006 (the “Amendment No. 13”) and as amended on February 14, 2007 (the “Amendment No. 14”) (collectively, the “Filings”). This Amendment No. 15 (a) updates certain information with respect to certain Reporting Persons under the Filings and (b) reflects the acquisitions and/or dispositions of shares of Class A Common by certain Reporting Persons. Capitalized terms used herein but not defined herein have the meanings assigned to them in the Filings.
Item 2. Identity and Background.
     (a) – (c) Item 2 of the Filings is hereby amended as follows:
          The statements under the heading Alison Rankin, which appear in the Filings, are hereby deleted and replaced in their entirety by the following:
     Alison A. Rankin. Mrs. Rankin’s address is 1449 Carpenter Road, P.O. Box 550, Gates Mills, Ohio 44040. She is an interior designer with Pemberery Ltd.
          The statements under the heading David B. Williams, which appear in the Filings, are hereby deleted and replaced in their entirety by the following:
     David B. Williams. Mr. Williams’ business address is 20 North Wacker Drive, Suite 3230, Chicago, Illinois 60606. He is an attorney with Williams, Bax & Saltzman, P.C.
          The statements under the heading Clara Rankin Williams, which appear in the Filings, are hereby deleted and replaced in their entirety by the following:
     Clara Rankin Williams. Ms. Williams’ address is 1654 N. Dayton Street, Chicago, Illinois 60614. She is a jewelry designer.
          The statements under the heading Julia L. Rankin, which appear in the Filings, are hereby deleted and replaced in their entirety by the following:
     Julia L. Rankin. Ms. Rankin’s business address is 3209 Highland Place, NW, Washington, DC 20008. She is a teacher at the National Child Research Center.
Item 5. Interest in Securities of the Issuer.
     (a) – (b) The first paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings is hereby deleted and replaced in its entirety by the following:
     Pursuant to the Act and the regulations thereunder the Reporting Persons may be deemed as a group to beneficially own 338,295 shares of Class A Common, the aggregate number of shares of Class A Common which are held by the Partnership, representing approximately 5.1% of the outstanding Class A Common as of December 31, 2007.

CUSIP NO. 629579 10 3	Schedule 13D/A	Page 22 of 28 Pages
     The sixth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Alfred M. Rankin, Jr. is hereby deleted and replaced in its entirety by the following:
          Alfred M. Rankin, Jr. Mr. Rankin (a) shares with National City Bank, a national banking association (“NCB”), the power to vote and dispose of 2,000 shares of Class A Common pursuant to an agreement with his mother (Clara L.T. Rankin), creating a charitable trust for 20 years and then for the benefit of her grandchildren; (b) shares with his mother the power to vote and dispose of 28,000 shares of Class A Common pursuant to an agreement with his mother, creating a trust for the benefit of her grandchildren; (c) shares with NCB the power to vote and dispose of 26,608 shares of Class A Common held by the A.M. Rankin Sr. GST Trusts for the benefit of Alfred M. Rankin, Sr.’s grandchildren; (d) shares with his daughter (Helen R. Butler) the power to vote and dispose of 38,599 shares of Class A Common held in trust for the benefit of that daughter; (e) shares with another daughter (Clara R. Williams) the power to vote and dispose of 38,599 shares of Class A Common held in trust for the benefit of that daughter; (f) shares with Rankin Management, Inc. and the other Reporting Persons the power to vote and dispose of 338,295 shares of Class A Common held by the Partnership; (g) shares with the other partners of Rankin IV the power to vote and dispose of 105,272 shares of Class A Common held by Rankin IV; (h) has the sole power to vote and dispose of 135,445 shares of Class A Common under the Alfred Rankin Trust, with himself as trustee and for his benefit; (i) shares with NCB the power to vote and dispose of 30,000 shares of Class A Common held in a revocable trust for the benefit of his mother; (j) has the sole power to vote and dispose of 14,000 shares of Class A Common held in an individual retirement account; (k) shares with his mother the power to vote and dispose of 3,083 shares of Class A Common held in trust for the benefit of his mother; (l) is deemed to share with his spouse (Victoire Rankin) the power to vote and dispose of 20,443 shares of Class A Common owned by his spouse; (m) has the sole power to vote and dispose of 4,678 shares of Class A Common held in the Clara L.T. Rankin Qualified Annuity Interest Trust 2008A as trustee of such trust; and (n) has the sole power to vote and dispose of 2,500 shares of Class A Common held in the Clara L.T. Rankin Qualified Annuity Interest Trust 2009A as trustee of such trust. Collectively, the 787,522 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 11.8% of the Class A Common outstanding as of December 31, 2007.
     The seventh paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Thomas T. Rankin is hereby deleted and replaced in its entirety by the following:
          Thomas T. Rankin. Mr. Rankin (a) has sole power to vote and dispose of 52,721 shares of Class A Common under the Thomas Rankin Trust; (b) is deemed to share with his spouse (Corbin K. Rankin) the power to vote and to dispose of 3,059 shares of Class A Common owned by his spouse; (c) shares as a co-trustee with his son (Matthew M. Rankin) of a trust for the benefit of his son the power to vote and dispose of 10,246 shares of Class A Common; (d) shares with Rankin Management, Inc. and the other Reporting Persons the power to vote and dispose of 338,295 shares of Class A Common held by the Partnership; and (e) shares with the other partners of Rankin IV the power to vote and dispose of 105,272 shares of Class A Common held by Rankin IV. Collectively, the 509,593 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 7.7% of the Class A Common outstanding as of December 31, 2007.
     The eighth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Claiborne R. Rankin is hereby deleted and replaced in its entirety by the following:
          Claiborne R. Rankin. Mr. Rankin (a) has sole power to vote and dispose of 29,759 shares of Class A Common under the Claiborne Rankin Trust; (b) is deemed to share, as trustee, the power to vote and dispose of 4,964 shares of Class A Common held in trust for the benefit of his son (Claiborne R. Rankin, Jr.); (c) is deemed to share, as trustee, the power to vote and dispose of 5,009 shares of Class A Common held in trust for the benefit of his daughter (Julia L. Rankin); (d) is deemed to share, as trustee, the power to vote and dispose of 9,993 shares of Class A Common held in trust for the benefit of his other daughter (Chloe R. Seelbach); (e) is deemed to share with his spouse (Chloe O. Rankin) the power to vote and dispose of 4,654 shares of Class A Common owned by his spouse; (f) shares with Rankin Management, Inc. and the other Reporting Persons the power to vote and dispose of 338,295 shares of Class A Common held by the Partnership; and (g) shares with the other partners of Rankin IV the

CUSIP NO. 629579 10 3	Schedule 13D/A	Page 23 of 28 Pages
power to vote and dispose of 105,272 shares of Class A Common held by Rankin IV. Collectively, the 497,946 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 7.5% of the Class A Common outstanding as of December 31, 2007.
     The ninth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Roger F. Rankin is hereby deleted and replaced in its entirety by the following:
          Roger F. Rankin. Mr. Rankin (a) has sole power to vote and dispose of 75,210 shares of Class A Common under the Roger F. Rankin Trust; (b) is deemed to share with his spouse (Alison A. Rankin) the power to vote and dispose of 3,174 shares of Class A Common held in trust for his daughter (A. Farnham Rankin), and 1,287 shares of Class A Common held in trust for another daughter (Elizabeth M. Rankin) for which his spouse is trustee; (c) is deemed to share with his spouse the power to vote and dispose of 2,559 shares of Class A Common owned by his spouse; (d) shares with Rankin Management, Inc. and the other Reporting Persons the power to vote and dispose of 338,295 shares of Class A Common held by the Partnership; and (e) shares with the other partners of Rankin IV the power to vote and dispose of 105,272 shares of Class A Common held by Rankin IV. Collectively, the 525,797 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 7.9% of the Class A Common outstanding as of December 31, 2007.
     The eleventh paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by John C. Butler, Jr. is hereby deleted and replaced in its entirety by the following:
          John C. Butler, Jr. Mr. Butler (a) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; (b) has sole power to vote and dispose of 14,047 shares of Class A Common held by Mr. Butler, including (i) 8,024 shares of Class A Common held in a revocable trust for the benefit of Mr. Butler, (ii) 2,800 shares of Class A Common held in his individual retirement account, (iii) as trustee, 1,689 shares of Class A Common held in a trust for the benefit of his minor daughter (Clara R. Butler) and (iv) as trustee, 1,534 shares of Class A Common held in a trust for the benefit of his minor son (Griffith C. Butler); and (c) is deemed to share with his spouse (Helen R. Butler) the power to vote and dispose of 38,599 shares of Class A Common beneficially owned by his spouse. Collectively, the 390,941 shares of Class A Common beneficially owned by Mr. Butler constitute approximately 5.9% of the Class A Common outstanding as of December 31, 2007.
     The twelfth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Matthew M. Rankin is hereby deleted and replaced in its entirety by the following:
          Matthew M. Rankin. Mr. Rankin (a) has sole power to vote and dispose of 500 shares of Class A Common; (b) as a co-trustee, Mr. Rankin shares with his father (Thomas T. Rankin) the power to vote and dispose of 10,246 shares of Class A Common held in a trust for the benefit of Mr. Rankin; (c) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; (d) is deemed to share with his spouse (Elizabeth B. Rankin) the power to vote and dispose of 159 shares of Class A Common owned by his spouse; and (e) as a co-trustee, Mr. Rankin shares with his brother (James T. Rankin) the power to vote and dispose of 82 shares of Class A Common held in a trust for the benefit of his daughter (Mary M. Rankin). Collectively, the 349,282 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 5.2% of the Class A Common outstanding as of December 31, 2007.
     The thirteenth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of James T. Rankin is hereby deleted and replaced in its entirety by the following:
          James T. Rankin. Mr. Rankin (a) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; (b) has sole power to vote and dispose of 14,920 shares of Class A Common; and

CUSIP NO. 629579 10 3	Schedule 13D/A	Page 24 of 28 Pages
(c) as a co-trustee, Mr. Rankin shares with his brother (Matthew M. Rankin) the power to vote and dispose of 82 shares of Class A Common held in a trust for the benefit of his niece (Mary M. Rankin). Collectively, the 353,297 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 5.3% of the Class A Common outstanding as of December 31, 2007.
     The fourteenth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Alison A. Rankin is hereby deleted and replaced in its entirety by the following:
          Alison A. Rankin. Mrs. Rankin (a) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; (b) has sole power to vote and dispose of 2,559 shares of Class A Common; (c) is deemed to share with her spouse (Roger F. Rankin) the power to vote and dispose of 75,210 shares of Class A Common owned by a revocable trust for the benefit of her spouse; (d) has the sole power to vote and to dispose of 3,174 shares of Class A Common held in trust for a daughter (A. Farnham Rankin) and 1,287 shares of Class A Common held in trust for another daughter (Elizabeth M. Rankin), as trustee under both trusts; and (e) is deemed to share with her spouse the power to dispose of 105,272 shares of Class A Common held by Rankin IV. Collectively, the 525,797 shares of Class A Common beneficially owned by Mrs. Rankin constitute approximately 7.9% of the Class A Common outstanding as of December 31, 2007.
     The fifteenth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Victoire G. Rankin is hereby deleted and replaced in its entirety by the following:
          Victoire G. Rankin. Mrs. Rankin (a) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; (b) has the sole power to vote and dispose of 20,443 shares of Class A Common held in a trust created under the Agreement, dated September 28, 2000, creating a trust for the benefit of Mrs. Rankin; (c) is deemed to share with her spouse (Alfred M. Rankin, Jr.) the power to vote and dispose of 2,000 shares of Class A Common held by a charitable trust for 20 years and then for the benefit of the grandchildren of Clara L.T. Rankin because her spouse is a co-trustee of such trust; (d) is deemed to share with her spouse the power to vote and dispose of 28,000 shares of Class A Common owned by a trust created for the benefit of the grandchildren of Clara L.T. Rankin because her spouse is trustee of such trust; (e) is deemed to share with her spouse the power to vote and dispose of 26,608 shares of Class A Common held in trusts created for the benefit of the grandchildren of Alfred M. Rankin, Sr. because her spouse is a co-trustee of such trusts; (f) is deemed to share with her spouse the power to vote and dispose of 38,599 shares of Class A Common owned by a trust created for the benefit of her daughter (Helen R. Butler) because her spouse is trustee of such trust; (g) is deemed to share with her spouse the power to vote and dispose of 38,599 shares of Class A Common held in trust for the benefit of another daughter (Clara R. Williams) because her spouse is trustee of such trust; (h) is deemed to share with her spouse the power to vote and dispose of 135,445 shares of Class A Common owned by a revocable trust for the benefit of her spouse; (i) is deemed to share with her spouse the power to vote and dispose of an additional 14,000 shares of Class A Common held by her spouse in an individual retirement account; (j) is deemed to share with her spouse the power to vote and dispose of 30,000 shares of Class A Common held in trust for the benefit of Clara L.T. Rankin because her spouse is a co-trustee of such trust; (k) is deemed to share with her spouse the power to vote and dispose of 3,083 shares of Class A Common held in trust for the benefit of Clara L.T. Rankin because her spouse is trustee of such trust; (l) is deemed to share with her spouse the power to dispose of 105,272 shares of Class A Common held by Rankin IV; (m) is deemed to share with her spouse the power to vote and dispose of 4,678 shares of Class A Common held in the Clara L.T. Rankin Qualified Annuity Trust 2008A because her spouse is the trustee of such trust; and (n) is deemed to share with her spouse the power to vote and dispose of 2,500 shares of Class A Common held in the Clara L.T. Rankin Qualified Annuity Trust 2009A because her spouse is the trustee of such trust. Collectively, the 787,522 shares of Class A Common beneficially owned by Mrs. Rankin constitute approximately 11.8% of the Class A Common outstanding as of December 31, 2007.

CUSIP NO. 629579 10 3	Schedule 13D/A	Page 25 of 28 Pages
     The sixteenth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Corbin K. Rankin is hereby deleted and replaced in its entirety by the following:
          Corbin K. Rankin. Mrs. Rankin (a) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; (b) has sole power to vote and dispose of 3,059 shares of Class A Common held by Mrs. Rankin; (c) is deemed to share with her spouse (Thomas T. Rankin) the power to vote and dispose of 52,721 shares of Class A Common owned by a revocable trust for the benefit of her spouse; (d) is deemed to share with her spouse the power to vote and dispose of 10,246 shares of Class A Common held by her spouse as a co-trustee of a trust for the benefit of her son (Matthew M. Rankin); and (e) is deemed to share with her spouse the power to dispose of 105,272 shares of Class A Common held by Rankin IV. Collectively, the 509,593 shares of Class A Common beneficially owned by Mrs. Rankin constitute approximately 7.7% of the Class A Common outstanding as of December 31, 2007.
     The seventeenth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Chloe O. Rankin is hereby deleted and replaced in its entirety by the following:
          Chloe O. Rankin. Mrs. Rankin (a) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; (b) is deemed to share with her spouse (Claiborne R. Rankin) the power to vote and dispose of 29,759 shares of Class A Common held by a revocable trust created for the benefit of her spouse; (c) is deemed to share with her spouse the power to vote and dispose of 4,964 shares of Class A Common owned by a trust created for the benefit of her son (Claiborne R. Rankin, Jr.) because her spouse is trustee of such trust; (d) is deemed to share with her spouse the power to vote and dispose of 5,009 shares of Class A Common held in a trust for the benefit of her daughter (Julia L. Rankin) because her spouse is trustee of such trust; (e) is deemed to share with her spouse the power to vote and dispose of 9,993 shares of Class A Common owned by a trust created for the benefit of her daughter (Chloe R. Seelbach) because her spouse is trustee of such trust; (f) has the sole power to vote and dispose of 4,654 shares of Class A Common held in a trust created under the Agreement, dated June 1, 1995, creating a trust for the benefit of Mrs. Rankin; and (g) is deemed to share with her spouse the power to dispose of 105,272 shares of Class A Common held by Rankin IV. Collectively, the 479,946 shares of Class A Common beneficially owned by Mrs. Rankin constitute approximately 7.5% of the Class A Common outstanding as of December 31, 2007.
     The eighteenth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by David B. Williams is hereby deleted and replaced in its entirety by the following:
          David B. Williams. Mr. Williams (a) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; (b) has sole power to vote and dispose of 1,534 shares of Class A Common held by Mr. Williams; (c) is deemed to share with his spouse (Clara R. Williams) the power to vote and dispose of 38,599 shares of Class A Common beneficially owned by his spouse; (d) is deemed to share with his spouse the power to vote and dispose of 1,534 shares of Class A Common held by his spouse as custodian for their minor daughter (Margo J. V. Williams); and (e) is deemed to share with his spouse the power to vote and dispose of 159 shares of Class A Common held by his spouse as custodian for their minor daughter (Helen C. Williams). Collectively, the 380,121 shares of Class A Common beneficially owned by Mr. Williams constitute approximately 5.7% of the Class A Common outstanding as of December 31, 2007.
     The nineteenth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Clara Rankin Williams is hereby deleted and replaced in its entirety by the following:

CUSIP NO. 629579 10 3	Schedule 13D/A	Page 26 of 28 Pages
          Clara Rankin Williams. Mrs. Williams (a) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; (b) is deemed to share with her father (Alfred M. Rankin, Jr.) the power to vote and dispose of 38,599 shares of Class A Common held by a revocable trust created for her benefit and for which her father is the trustee; (c) has sole power to vote and dispose of 1,534 shares of Class A Common held by Mrs. Williams, as custodian for her minor daughter (Margo J. V. Williams); (d) has sole power to vote and dispose of 159 shares of Class A Common held by Mrs. Williams, as custodian for her minor daughter (Helen C. Williams); and (e) is deemed to share the power to vote and dispose of 1,534 shares of Class A Common owned by her spouse (David B. Williams). Collectively, the 380,121 shares of Class A Common beneficially owned by Mrs. Williams constitute approximately 5.7% of the Class A Common outstanding as of December 31, 2007.
     The twentieth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Scott Seelbach is hereby deleted and replaced in its entirety by the following:
          Scott Seelbach. Mr. Seelbach (a) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; (b) is deemed to share the power to vote and dispose of 9,993 shares of Class A Common held in trust for the benefit of his spouse (Chloe E. Seelbach); (c) is deemed to share with his spouse the power to vote and dispose of 159 shares of Class A Common held by his spouse as custodian for their minor daughter (Taplin E. Seelbach); and (d) has sole power to vote and dispose of 159 shares of Class A Common. Collectively, the 348,606 shares of Class A Common beneficially owned by Mr. Seelbach constitute approximately 5.2% of the Class A Common outstanding as of December 31, 2007.
     The twenty-second paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Elizabeth B. Rankin is hereby deleted and replaced in its entirety by the following:
          Elizabeth B. Rankin. Mrs. Rankin (a) has sole power to vote and dispose of 159 shares of Class A Common; (b) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; (c) is deemed to share with her spouse (Matthew M. Rankin) the power to vote and dispose of 10,246 shares of Class A Common held in a trust for the benefit of her spouse, for which her spouse is a co-trustee; (d) is deemed to share with her spouse the power to vote and dispose of 500 shares of Class A Common owned by her spouse; and (e) is deemed to share with her spouse the power to vote and dispose of 82 shares of Class A Common held by her spouse as a co-trustee of a trust for the benefit of her daughter (Mary M. Rankin). Collectively, the 349,282 shares of Class A Common beneficially owned by Mrs. Rankin constitute approximately 5.2% of the Class A Common outstanding as of December 31, 2007.
     The twenty-third paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Claiborne R. Rankin, Jr. is hereby deleted and replaced in its entirety by the following:
          Claiborne R. Rankin, Jr. Mr. Rankin (a) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; and (b) shares the power to vote and dispose of 4,964 shares of Class A Common held in a trust created under the Agreement, dated August 25, 2000, for his benefit with his father (Claiborne R. Rankin) as trustee. Collectively, the 343,259 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 5.2% of the Class A Common outstanding as of December 31, 2007.
     The twenty-fourth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Helen R. Butler is hereby deleted and replaced in its entirety by the following:

CUSIP NO. 629579 10 3	Schedule 13D/A	Page 27 of 28 Pages
          Helen R. Butler. Mrs. Butler (a) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; (b) is deemed to share with her spouse (John C. Butler) the power to vote and dispose of 14,047 shares of Class A Common held by Mr. Butler, including (i) 8,024 shares of Class A Common held in a revocable trust for the benefit of Mr. Butler, (ii) 2,800 shares of Class A Common held in her spouse’s individual retirement account, (iii) 1,689 shares of Class A Common held in a trust for the benefit of his minor daughter (Clara R. Butler) for which her spouse is trustee, and (iv) 1,534 shares of Class A Common held in a trust for the benefit of her minor son (Griffith C. Butler) for which her spouse is trustee; and (c) is deemed to share with her father (Alfred M. Rankin, Jr.) the power to vote and dispose of 38,599 shares of Class A Common held by a revocable trust, created for her benefit and for which her father is the trustee. Collectively, the 390,941 shares of Class A Common beneficially owned by Mrs. Butler constitute approximately 5.9% of the Class A Common outstanding as of December 31, 2007.
     The twenty-fifth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Julia L. Rankin is hereby deleted and replaced in its entirety by the following:
          Julia L. Rankin. Ms. Rankin (a) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; and (b) shares the power to vote and dispose of 5,009 shares of Class A Common held in a trust for her benefit with her father (Claiborne R. Rankin), as trustee. Collectively, the 343,304 shares of Class A Common beneficially owned by Ms. Rankin constitute approximately 5.2% of the Class A Common outstanding as of December 31, 2007.
     The twenty-sixth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Thomas Parker Rankin is hereby deleted and replaced in its entirety by the following:
          Thomas Parker Rankin. Mr. Rankin (a) shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership, and (b) has sole power to vote and dispose of 3,559 shares of Class A Common held by Mr. Rankin. Collectively, the 341,854 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 5.1% of the Class A Common outstanding as of December 31, 2007.
[Signatures begin on the following page.]

CUSIP NO. 629579 10 3	Schedule 13D/A	Page 28 of 28 Pages
SIGNATURES
     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.
Dated: February 14, 2008

RANKIN ASSOCIATES II, L.P.

By: Rankin Management, Inc., its Managing Partner

By:	/s/ Alfred M. Rankin, Jr.
Alfred M. Rankin, Jr., President

RANKIN MANAGEMENT, INC.

By:	/s/ Alfred M. Rankin, Jr.
Alfred M. Rankin, Jr., President

REPORTING PERSONS

Name: Rankin Management, Inc.

By:	/s/ Alfred M. Rankin, Jr.
Alfred M. Rankin, Jr., President, on behalf of himself, and as:
Attorney-in-Fact for Clara L. T. Rankin*
Attorney-in-Fact for Victoire G. Rankin*
Attorney-in-Fact for Helen R. Butler*
Attorney-in-Fact for Clara L. T. Rankin Williams*
Attorney-in-Fact for Thomas T. Rankin*
Attorney-in-Fact for Matthew M. Rankin*
Attorney-in-Fact for Claiborne R. Rankin*
Attorney-in-Fact for Chloe O. Rankin*
Attorney-in-Fact for Roger F. Rankin*
Attorney-in-Fact for Bruce T. Rankin*
Attorney-in-Fact for Alison A. Rankin*
Attorney-in-Fact for Corbin K. Rankin*
Attorney-in-Fact for John C. Butler, Jr.*
Attorney-in-Fact for James T. Rankin*
Attorney-in-Fact for Claiborne R. Rankin, Jr.*
Attorney-in-Fact for David B. Williams*
Attorney-in-Fact for Scott W. Seelbach*
Attorney-in-Fact for Elizabeth B. Rankin*
Attorney-in-Fact for Thomas P. Rankin*
Attorney-in-Fact for Claiborne R. Rankin, Jr.*
Attorney-in-Fact for Julia L. Rankin*

*	The power of attorney authorizing the above named individual to act on behalf of each of the foregoing Reporting Persons is included in Exhibit 2, at page 16, and Exhibit 4, at pages 25 and 26 of the Schedule 13D, filed February 18, 1998.